UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RADIANT SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

August 22, 2008

Dear Shareholder:

Radiant Systems, Inc. will be holding a special meeting of shareholders on Wednesday, October 1, 2008 at 10:00 a.m., local time, at Radiant’s headquarters located at 3925 Brookside Parkway, Alpharetta, Georgia 30022. You are cordially invited to attend.

The notice of special meeting and a proxy statement, which describe the formal business to be conducted at the special meeting, follow this letter.

Whether or not you attend the special meeting, it is important that your shares be represented and voted at the special meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card. If you decide to attend the special meeting, you will be able to vote in person even if you have previously submitted your proxy. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

We look forward to seeing you at the special meeting.

Very truly yours,

John Heyman Chief Executive Officer

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD OCTOBER 1, 2008

The special meeting of shareholders of Radiant Systems, Inc. will be held on Wednesday, October 1, 2008 at 10:00 a.m., local time, at our headquarters located at 3925 Brookside Parkway, Alpharetta, Georgia 30022, for the following purposes:

(1)	To approve an amendment to our Amended and Restated 2005 Long-Term Incentive Plan to increase the number of shares of common stock that may be issued under such plan from 2,500,000 to 4,500,000. The board of directors recommends that shareholders vote for the amendment.

(2)	To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on August 12, 2008 will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

Shareholders are cordially invited to attend the special meeting of shareholders. Whether or not you expect to attend the meeting in person, we urge you to vote your shares via the toll-free number or over the Internet. If you received a copy of the proxy by mail, you may sign, date and return the proxy in the envelope provided. If you attend the special meeting, you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,

John Heyman Chief Executive Officer

Alpharetta, Georgia

August 22, 2008

PLEASE COMPLETE THE PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD

OCTOBER 1, 2008

PROXY STATEMENT

Unless the context indicates otherwise, all references in this proxy statement to “we,” “us” and “our” refer to Radiant Systems, Inc. and its subsidiaries.

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Radiant Systems, Inc. for its special meeting of shareholders to be held on October 1, 2008, and any adjournments or postponements of such special meeting, at the time and place and for the purposes set forth in the preceding notice of the special meeting. The expense of this solicitation will be paid by us. In addition, our officers and regular employees, at no additional cost, may assist in soliciting proxies by telephone. In accordance with rules and regulations recently adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to our shareholders on the Internet. If you have received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials is first being sent to shareholders on or about August 22, 2008. The proxy statement and the accompanying proxy are first being made available to shareholders on or about August 22, 2008. The address of our principal executive offices is 3925 Brookside Parkway, Alpharetta, Georgia 30022.

Our board of directors has designated Alon Goren and John H. Heyman, and each or either of them, as proxies to vote the shares of our common stock solicited on behalf of our board of directors. Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the special meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the special meeting by delivering to our Corporate Secretary an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies that are returned properly executed and not revoked will be voted in accordance with the shareholder’s directions specified in such proxy. If no instructions are given, proxies will be voted for the amendment to our Amended and Restated 2005 Long-Term Incentive Plan. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates, but will be counted as present for the purpose of determining the presence of a quorum for the transaction of business. If a quorum is present, under applicable state law and our bylaws, abstentions and broker non-votes will have no effect on the outcome of the voting for any matters described in this proxy statement. A majority of our outstanding shares of common stock will constitute a quorum for the transaction of business at the special meeting.

The record of shareholders entitled to notice of, and to vote at, the special meeting was taken on August 12, 2008. On that date, we had outstanding and entitled to vote [            ] shares of common stock. Each outstanding share of common stock entitled to vote is entitled to one vote upon each matter submitted to a vote at any meeting of shareholders. The amendment to our Amended and Restated 2005 Long-Term Incentive Plan will be approved if a quorum exists and a majority of the total votes cast on the proposal are voted in favor of it.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 12, 2008 by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding
Alon Goren (2)	4,587,376	(3)	14.2%
John H. Heyman	834,759	(4)	2.6%
Andrew S. Heyman	514,049	(5)	1.6%
Mark E. Haidet	184,363	(6)	*
James S. Balloun	105,900	(7)	*
William A. Clement, Jr.	46,000	(8)	*
J. Alexander Douglas, Jr.	78,400	(9)	*
Michael Z. Kay	83,400	(10)	*
Donna A. Lee	8,334	(11)	*
Columbia Wanger Asset Management, L.P.	3,201,300	(12)	9.9%
Independence Investments LLC	1,885,500	(13)	5.8%
North Pointe Capital, LLC	2,056,326	(14)	6.4%
All directors and executive officers as a group (9 persons)	6,496,072	(15)	20.0%

*	Less than 1% of outstanding shares.
(1)	“Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and also includes options that are exercisable within 60 days of August 12, 2008. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act. Pursuant to the rules of the Securities and Exchange Commission, referred to in this proxy statement as the SEC, certain shares of our common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	The business address of Alon Goren is 3925 Brookside Parkway, Alpharetta, Georgia 30022.
(3)	Includes 292,612 shares subject to stock options that are currently exercisable. Includes 93,680 shares pledged as security.
(4)	Includes 578,794 shares subject to stock options that are currently exercisable. Includes 47,850 shares pledged as security.
(5)	Includes 474,641 shares subject to stock options that are currently exercisable.
(6)	Includes 165,157 shares subject to stock options that are currently exercisable.
(7)	Includes 83,400 shares subject to stock options that are currently exercisable.
(8)	Includes 45,000 shares subject to stock options that are currently exercisable.
(9)	Includes 78,400 shares subject to stock options that are currently exercisable.
(10)	Includes 83,400 shares subject to stock options that are currently exercisable.
(11)	Includes 8,334 shares subject to stock options that are currently exercisable.
(12)	Based on a Schedule 13G filed with the SEC on March 10, 2008 by Columbia Wanger Asset Management, L.P., which reported that the shares were also beneficially owned by Columbia Acorn Trust. We make no representation as to the accuracy or completeness of the information reported. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(13)	Based on a Schedule 13G filed with the SEC on January 24, 2008 by Independence Investments LLC. We make no representation as to the accuracy or completeness of the information reported. The address of Independence Investments LLC is 160 Federal Street, Boston, Massachusetts 02110.
(14)	Based on a Schedule 13G filed with the SEC on February 14, 2008 by NorthPointe Capital, LLC. We make no representation as to the accuracy or completeness of the information reported. The address of NorthPointe Capital, LLC is 101 W. Big Beaver, Suite 745, Troy, Michigan 48084.
(15)	Includes 1,809,738 shares subject to stock options that are currently exercisable.

PROPOSAL

APPROVAL OF AMENDMENT TO AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN

On July 14, 2008, our board of directors adopted, subject to shareholder approval, an amendment to our Amended and Restated 2005 Long-Term Incentive Plan, referred to in this proxy statement as the 2005 Plan, to increase to 4,500,000 the number of shares of our common stock that may be issued under the 2005 Plan. The amendment to the 2005 Plan will become effective upon shareholder approval. Our board of directors recommends that you vote “for” the amendment to the 2005 Plan attached hereto as Appendix A.

Amendment and Restatement of 2005 Plan

On July 14, 2008, our board of directors adopted amendments to and restated the 2005 Plan. The following amendments were approved and became effective upon board of director approval:

•	to provide that the maximum total number of restricted stock, performance units and phantom stock that may be granted at full value will not exceed 1,000,000 shares;

•

to provide that, upon the vesting of stock settled stock appreciation rights, the number of shares necessary to fund the value of the rights will be issued and any remaining shares related to the award will be cancelled and not added back to the pool under the 2005 Plan;

•

to remove the plan provision permitting shares that have been used to pay the exercise price or applicable withholding taxes to be included in the share pool for purposes of determining the maximum number of shares available under the 2005 Plan;

•	to clarify that shares that have been repurchased by us may not be added back to the share pool under the 2005 Plan;

•	to set the maximum expiration term for options and stock appreciation rights at seven years from the date of grant; and

•	to clarify that, except in connection with a corporate transaction involving us, repricings of options and stock appreciation rights require shareholder approval.

Types of Awards Under the 2005 Plan

The 2005 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and phantom stock.

Shares Subject to the 2005 Plan

The 2005 Plan currently provides that the maximum number of shares of our common stock available for awards is 2,500,000. The maximum number of shares of common stock with respect to which stock options and stock appreciation rights may be granted in any calendar year to any participant under the 2005 Plan is 250,000. Pursuant to section 9.2 of the 2005 Plan, our board of directors recommends that the number of shares that may be issued be increased from 2,500,000 to 4,500,000. The proposed increase in the number of authorized shares would ensure uninterrupted continuation of the 2005 Plan. On August 1, 2008, the closing price of our common stock was $[            ] per share.

Administration of the 2005 Plan

The 2005 Plan is administered by the compensation committee of our board of directors. Subject to the provisions of the 2005 Plan, our compensation committee has the authority to determine, among other things, the individuals to whom awards shall be granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each award, and the form of the award to be granted.

Persons Eligible to Participate in the 2005 Plan

Awards may be granted to our directors and employees and to the directors and employees of our subsidiaries. Only our employees, however, are eligible to receive incentive stock options. In making awards to participants, our compensation committee takes into account the duties of the respective participants and such other factors as our compensation committee deems relevant in connection with accomplishing the purposes of the 2005 Plan. Although all of our executive and non-executive officers, employees and directors are eligible for awards under the 2005 Plan, it is not possible at this time to predict the benefits and amounts that will actually be received by all individual participants or groups of participants in the future.

Incentive Awards

All Awards. Each award granted under the 2005 Plan will be represented by an agreement in a form approved by our compensation committee. The award agreement will be subject to and will incorporate the terms and conditions required under the 2005 Plan or as required by our compensation committee for the form of the award granted and such other terms and conditions as our compensation committee may specify.

Stock Options. The 2005 Plan authorizes our compensation committee to grant options to purchase shares of common stock to our eligible employees and non-employee directors and to eligible employees and non-employee directors of our subsidiaries, and to grant incentive stock options to purchase shares of common stock to our eligible employees.

The exercise price of stock options granted under the 2005 Plan will be determined by our compensation committee, but may not be less than the fair market value (as defined in the 2005 Plan) per share of our common stock on the date of the grant of the option (or, in the case of certain incentive stock options as described below, 110% of fair market value).

Stock options may be exercised in whole or in part by the option holder, but in no event later than seven years from the date of the grant. Any incentive stock option granted under the 2005 Plan to a participant who owns directly or indirectly (under applicable ownership attribution rules) more than 10% of the total combined voting power of all classes of our stock or the stock of any of our subsidiaries may not be purchased at a price less than 110% of the market price on the day the option is granted, and no such option may be exercised more than five years from the date of grant. Upon payment, we will deliver stock certificates for such shares to the participant.

The purchase price for the shares may be paid in cash, shares of our common stock owned by the participant for more than six months, by withholding shares of common stock issuable upon exercise of the stock option, by offsetting compensation due or accrued for services rendered, by a same-day sale commitment, by a margin commitment, by a combination of the above or by another method acceptable to our compensation committee, in each case, as determined by our compensation committee and set forth in the applicable award agreement.

Stock options granted under the 2005 Plan are exercisable during the lifetime of the participant only by the participant. All stock options granted under the 2005 Plan are non-transferable except by will or under the laws of descent and distribution.

In the event of a change in control (as defined in the 2005 Plan), all stock options outstanding under the 2005 Plan and not previously exercisable will become fully exercisable.

Stock Appreciation Rights. Upon exercise of a stock appreciation right, a participant will be entitled to receive an amount in cash or shares of common stock or a combination thereof equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the fair market value of one share of common stock on the date of grant (as set forth in the applicable award agreement), multiplied by the number of shares in respect of which the stock appreciation right is exercised. Any shares of stock reserved but not required for such exercise will be cancelled and will not be added back into the total shares available for awards under the 2005 Plan.

In the event of a change in control (as defined in the 2005 Plan), all stock appreciation rights outstanding under the 2005 Plan and not previously exercisable and vested will become fully exercisable and vested.

Performance Units. In granting performance units, our compensation committee will determine a performance period of one or more years and will determine the performance objectives for grants of performance units. Performance objectives may vary from participant to participant and between groups of participants and may be based upon such criteria or combination of factors as our compensation committee may deem appropriate and which are set forth in the 2005 Plan. Performance units may be paid in cash or shares of common stock or a combination thereof.

At the beginning of a performance period, our compensation committee will determine for each participant eligible for performance units the amount of the award (which may be fixed or may vary in accordance with the applicable performance goals) that will be paid as an award if the relevant measure of performance for the performance period is met.

In the event of a change in control (as defined in the 2005 Plan), all rights to receive any performance units will become fully vested.

Restricted Stock. Restricted stock granted under the 2005 Plan will be subject to a restriction period (after which restrictions shall lapse) commencing on the date of grant of the award and ending on such date or upon the achievement of such performance or other criteria as our compensation committee shall determine.

Except as otherwise provided in the 2005 Plan, no shares of restricted stock may be sold, exchanged, transferred, pledged or otherwise disposed of during the restriction period. Our compensation committee may require certificates for restricted stock delivered under the 2005 Plan to be held in custody by a bank or other institution or by us until the restriction period expires or the restrictions thereon otherwise lapse. In addition, our compensation committee may require the recipient to deliver a stock power of attorney endorsed in blank relating to the restricted stock as a condition of receipt of restricted stock. If the participant ceases to be employed by or to provide services to us before the end of the restriction period, the restricted stock may be forfeited.

In the event of a change in control (as defined in the 2005 Plan), the restriction period applicable to any restricted stock granted under the 2005 Plan will end, and all shares of restricted stock will become fully vested.

Phantom Stock. For each share of phantom stock awarded under the 2005 Plan, a participant is entitled to receive an amount in cash and/or shares of common stock equal in value to the fair market value of one share of common stock at the applicable date or upon the occurrence of an applicable event as specified in the award agreement.

Amendment and Termination of the 2005 Plan

With respect to any shares of common stock at the time not subject to an award, our board of directors may at any time terminate, modify or amend the 2005 Plan in any respect, provided always that no such termination, modification or amendment shall terminate any outstanding award previously granted under the 2005 Plan (unless the company is liquidated or dissolved) and that no modification or amendment shall be made absent the approval of our shareholders to: (1) increase the total number of shares which may be issued or delivered under the 2005 Plan; (2) make any change in the class of individuals eligible to receive awards; (3) extend the period set forth in the 2005 Plan during which awards may be granted; or (4) make any changes that require shareholder approval under the rules and regulations of any securities exchange on which our common stock is traded. Our board of directors may also suspend the granting of awards pursuant to the 2005 Plan at any time and may terminate the 2005 Plan at any time; provided, however, no such suspension or termination shall modify or amend any award granted before such suspension or termination unless the affected participant consents in writing to such modification or amendment or the company is dissolved or liquidated. Except in connection with a corporate transaction involving the company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without stockholder approval.

Federal Income Tax Consequences

Incentive Stock Options. All incentive stock options granted or to be granted under the 2005 Plan are intended to be incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended and referred to in this proxy statement as the Code.

Under the provisions of Section 422 of the Code, neither the holder of an incentive stock option nor the issuer of such option will recognize income, gain, deduction or loss upon the grant or exercise of an incentive stock option. An optionee will be taxed only when the common stock acquired upon exercise of his or her incentive stock option is sold or otherwise disposed of in a taxable transaction. If at the time of such sale or disposition the optionee has held the shares for the required holding period (two years from the date the option was granted and one year from the date of the transfer of the shares to the optionee), the optionee will recognize long-term capital gain or loss, as the case may be, based upon the difference between his or her exercise price and the net proceeds of the sale. However, if the optionee disposes of the shares before the end of such holding period, the optionee will recognize ordinary income on such disposition in an amount generally equal to the lesser of: (1) gain on the sale or other disposition; or (2) the amount by which the fair market value of the shares on the date of exercise exceeded the option exercise price, with any excess gain being capital gain, long-term or short-term, depending on whether or not the shares had previously been held for more than one year on the date of sale or other taxable disposition.

The foregoing discussion and the reference to capital gain or loss treatment assume that the option shares are a capital asset in the hands of the optionee. A sale or other disposition which results in the recognition of ordinary income to the optionee will also result in a corresponding income tax deduction for us.

The 2005 Plan permits an optionee to pay all or part of the purchase price for shares acquired pursuant to exercise of an incentive stock option by transferring to us other shares of our common stock owned by the optionee, and Section 422 of the Code provides that an option will continue to be treated as an incentive stock option if it is exercised in such manner. Accordingly, except as noted below with respect to certain “statutory option stock,” an optionee who exercises an incentive stock option in whole or in part in such manner will not recognize any gain or loss upon such exercise. The optionee’s basis in the number of new shares so acquired that is equal to the number of shares surrendered will be equal to the optionee’s cost basis in the shares surrendered. The optionee’s basis in the additional number of new shares received will be zero plus, in the case of payment of the purchase price in a combination of cash and surrendered shares, the amount of any cash paid.

Section 424(c)(3) of the Code provides that if “statutory option stock” is transferred in connection with the exercise of an incentive stock option, and if the holding period requirements under Section 422(a)(1) of the Code are not met with respect to such statutory option stock before such transfer, then ordinary income will be recognized as a result of the transfer of statutory option stock. The optionee’s basis in the number of new shares so acquired that is equal to the number of shares surrendered will be equal to the optionee’s cost basis in the shares surrendered plus the amount of ordinary income recognized. The optionee’s basis in the additional number of new shares received will be zero plus, in the case of payment of the purchase price in a combination of cash and surrendered shares, the amount of any cash paid. However, the incentive stock option stock acquired through the exchange of statutory option stock will still qualify for favorable tax treatment under Section 422 of the Code.

In general, an option granted under the 2005 Plan which is designated as an incentive stock option will be taxed as described above. However, in some circumstances an option which is designated as an incentive stock option will be treated as a non-qualified stock option and the holder taxed accordingly. For example, a change in the terms of an option which gives the employee additional benefits may be treated as the grant of a new option. Unless all the criteria for treatment as an incentive stock option are met on the date the “new option” is considered granted (such as the requirement that the exercise price of the option be not less than the fair market value of the stock as of the date of the grant), the option will be treated and taxed as a non-qualified stock option. In addition, the aggregate fair market value (determined at the time the option was granted) of the shares with respect to which incentive stock options granted under the 2005 Plan are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. Any excess over such amount will be deemed to be related to and part of a non-qualified stock option.

Non-Qualified Stock Options. All options granted under the 2005 Plan that do not qualify as incentive stock options are non-qualified stock options not entitled to special tax treatment under Section 422 of the Code. A participant in the 2005 Plan will recognize taxable income upon the grant of a non-qualified stock option only if such option has a readily ascertainable fair market value as of the date of the grant. However, under the applicable Treasury Regulations, the non-qualified stock options issued under the 2005 Plan will not have a readily ascertainable fair market value unless, at the time such options are granted, similar options of the company are actively traded on an established market. We will not have any such actively traded options in the foreseeable future.

Upon the exercise of a non-qualified option not having a readily ascertainable fair market value, the optionee recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price for those shares. We will not be entitled to an income tax deduction with respect to the grant of a non-qualified stock option or the sale of stock acquired pursuant to such grant. We generally will be permitted a deduction equal to the amount of ordinary income the optionee is required to recognize as a result of the exercise of a non-qualified stock option.

The 2005 Plan permits our compensation committee to allow an optionee to pay all or part of the purchase price for shares acquired pursuant to an exercise of a non-statutory option by transferring to us other shares of our common stock owned by the optionee. If an optionee exchanges previously acquired common stock pursuant to the exercise of a non-qualified stock option, the Internal Revenue Service has ruled that the optionee will not be taxed on the unrealized appreciation of the shares surrendered in the exchange. In other words, the optionee is not taxed on the difference between his or her cost basis for the old shares and their fair market value on the date of the exchange, even though the previously acquired shares are valued at the current market price for purposes of paying all or part of the option price. Thus, the optionee’s basis in the number of new shares so acquired that is equal to the number of shares surrendered will be equal to the optionee’s cost basis in the shares surrendered. The optionee’s basis in the additional number of new shares received will be equal to the amount of ordinary compensation income recognized as the result of the exercise of the option plus, in the case of payment of the purchase price in a combination of cash and surrendered shares, the amount of any cash paid.

Stock Appreciation Rights, Performance Units and Phantom Stock. On the exercise of a stock appreciation right or upon the receipt of cash or common stock with respect to a performance unit or a share of phantom stock, the participant will recognize taxable ordinary income in an amount equal to the sum of the cash and the fair market value of the stock (determined as of the date of exercise of the stock appreciation right or the date of receipt of cash or common stock with respect to the performance unit or phantom stock, whichever is applicable), if any, received. A 2005 Plan participant will not recognize a loss on the termination of an unexercised stock appreciation right, performance unit or share of phantom stock received under the 2005 Plan.

Restricted Stock. Generally, and except as noted below, the grant of restricted stock is not taxable at the time of the grant. Instead, at the time restricted stock vests or becomes transferable free of a substantial risk of forfeiture, a participant will recognize ordinary income equal to (1) the excess of the fair market value of such restricted stock on the date the shares vest or become transferrable over (2) the price, if any, paid for such restricted stock. An employee may, however, elect to recognize income as of the date of grant of the restricted stock, in an amount equal to (1) the excess of the fair market value of the restricted stock on the date of grant over (2) the price, if any, paid for the restricted stock. If such an election is made, no additional income will be recognized at the time the stock vests or becomes transferable. In the event of a subsequent forfeiture of the shares, an employee making such an election may be able to recognize a capital loss with respect to the amount, if any, paid for such restricted stock, but only to the extent such amount exceeds the amount realized by such employee on such forfeiture. The employee will not be able to recognize a loss for tax purposes with respect to the excess of fair market value over the purchase price which was previously included in income. Dividends paid on the shares of restricted stock before they vest will be taxed to the participant either as additional compensation or, if the participant has made the election described above, as dividend income.

In most cases, the basis in shares acquired upon exercise of a non-qualified option or stock appreciation right, upon an award of restricted stock or upon payment with respect to shares of phantom stock will be equal to the fair market value of the shares on the employee’s income recognition date, and the holding period for determining gains and losses on a subsequent disposition of such shares will begin on such date.

As a general rule, we will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an employee recognizes ordinary income from awards granted under the 2005 Plan (including the recognition of ordinary income as the result of a holder of stock obtained through exercise of an incentive stock option disposing of such stock prior to the expiration of the required holding period), to the extent such income is considered reasonable compensation under the Code and generally provided that we comply with the reporting requirements applicable to the ordinary income recognized by the employee. We will not, however, be entitled to a deduction with respect to payments to employees that are contingent upon a change of control if such payments are deemed to constitute “excess parachute payments” pursuant to Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section. In addition, such payment will subject the recipient to a 20% excise tax. We also may not be entitled to a deduction with respect to payments to certain employees to the extent that the total remuneration of such employee is found to be excessive under Section 162(m) of the Code.

General. The 2005 Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

The preceding discussion is based upon federal tax laws and regulations in effect on the date of this document, which are subject to change, and upon an interpretation of the statutory provisions of the Code, its legislative history and related income tax regulations. Furthermore, the foregoing is only a general discussion of the federal income tax consequences of the Plan and does not purport to be a complete description of all federal income tax aspects of the Plan. Plan participants may also be subject to state and local taxes in connection with the grant or exercise of options, stock appreciation rights, performance units, restricted stock, phantom stock, or any combination thereof granted under the Plan and the sale or other disposition of shares acquired upon exercise of the options or otherwise received pursuant to the Plan. Individuals receiving a grant of options, stock appreciation rights, performance units, restricted stock, phantom stock, or any combination thereof should consult with their personal tax advisor regarding federal, state and local consequences to them of participating in the Plan.

Impact of Section 409A of the Internal Revenue Code

The tax consequences described above under “Federal Income Tax Consequences” may be impacted by the Congress’ adoption of Section 409A of the Code, which became effective January 1, 2005 and generally applies to (1) all awards granted after December 31, 2004, and (2) the portion of any awards granted prior to January 1, 2005 which had not yet vested as of December 31, 2004. If an award violates Section 409A of the Code, the affected participant’s award and all similar awards of the affected participant made under our other similar plans or arrangements, plus related earnings on such awards, for that year and all preceding years, will be includible in the participant’s gross income to the extent the amounts are not subject to a substantial risk of forfeiture. In addition, the participant will be charged interest (generally from the date that the award vests) at the Internal Revenue Service underpayment rate plus one percent, plus an additional tax equal to 20% of the compensation that is required to be included in gross income. Plans are required to be administered in good faith with Section 409A of the Code until December 31, 2008 and thereafter amended to comply with Section 409A of the Code by December 31, 2008. Therefore, the discussion above does not specifically address the potential impact of Section 409A of the Code on the various awards.

The terms of the 2005 Plan are intended to comply with the requirements of Section 409A of the Code. However, the statutory language of Section 409A of the Code is somewhat ambiguous, and the proper application of certain of its provisions is currently unclear despite the issuance of final regulations by the Treasury. The Treasury has indicated that it intends to issue additional guidance in the future to further clarify the application of Section 409A of the Code. We intend to amend the 2005 Plan, if and as necessary, to conform its provisions to the requirements of Section 409A of the Code as clarified in such additional guidance.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy and Structure of Executive Compensation Program

We have developed a compensation philosophy that provides a structure for our compensation program. We believe that our compensation program should motivate and reward our named executive officers for achieving performance objectives, and provide our named executive officers with competitive compensation relative to companies of our size and in our industry. Through the use of base salary and short-term cash incentives to promote short-term profitability, and long-term equity incentives to promote long-term objectives, our compensation program ensures that the interests of our named executive officers and our shareholders are effectively aligned. Our compensation program is designed to achieve the following objectives:

•	create shareholder value;

•	attract, retain and motivate high-performing executives;

•	offer a compelling reward structure for our executives that provides the incentive to continue to expand their contributions to us; and

•	differentiate top performers and provide them with superior rewards for superior results.

Determining Named Executive Officer Compensation

A number of individuals and entities contribute to the process of reviewing and determining the compensation of our named executive officers:

•

Independent Members of Our Board of Directors – The independent members of our board of directors make the final determination regarding the annual compensation of our named executive officers after reviewing the recommendations of our compensation committee.

•

Compensation Committee – Our compensation committee makes the final recommendation regarding the annual compensation of our named executive officers after reviewing the recommendations of the Vice President of Human Resources.

•

Chief Executive Officer – Our Chief Executive Officer evaluates the performance of the other named executive officers and reviews the recommendations of our Vice President of Human Resources for reasonableness.

•

Vice President – Human Resources – Our Vice President of Human Resources provides our compensation committee with information regarding the market data used in determining the compensation for our named executive officers and works with our compensation consultant to make the initial recommendations for the annual compensation of our named executive officers.

•

Compensation Consultant – In the fall of 2007, our compensation committee engaged McDaniel and Associates Consultants Ltd. to provide guidance on executive compensation. As requested by our compensation committee, McDaniel and Associates advises the committee on general marketplace trends in executive compensation and provides guidance on the compensation recommendations of our Vice President of Human Resources. Prior to the fall of 2007, Ernst & Young LLP acted as our compensation consultant.

Elements of Executive Compensation

We implement our compensation philosophy by providing what we believe to be the proper combination of the following three elements of compensation to our named executive officers: base salary, short-term cash incentives and long-term equity incentives. We believe that the appropriate level of compensation is a combination of what is competitive in the market for the position and what is appropriate for the individual employee. We consider a variety of factors in determining the appropriate compensation for each of our named executive officers, including total responsibility and the scope of the position held by the individual, overall experience and qualifications for the position, length of service with us, length of service in the industry, years in the current position with us, our financial and non-financial performance over the relevant period of time, and additional activities performed by the executive officer, other than identified responsibilities, which have an impact on our business.

In evaluating all elements of compensation, we also use two sources of market data – a national industry executive compensation survey and a peer review based on proxy data (for our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer) to determine what is competitive in the market. For compensation paid in 2006, the following peer group was used: JDA Software Group, Inc., MICROS Systems, Inc., PAR Technology Corporation, Internet Security Systems, Inc., Manhattan Associates, Inc., S1 Corporation, KRONOS, Inc., MicroStrategy, Inc., and MRO Software, Inc. For compensation paid in 2007, Epicor Software Corporation, and Verifone Holdings were added to the 2006 peer group. For compensation to be paid in 2008, we have added a number of companies to our peer group in order to replace some former peers that have been acquired and to create a larger sample size. Peers were primarily chosen if they are technology companies with similar revenues; however, some companies were used because they are direct competitors, even if their revenues are significantly larger. In these cases, we balanced the peer group with companies whose revenues were significantly smaller than ours. The complete 2008 peer list includes JDA Software Group, Inc., MICROS Systems, Inc., PAR Technology Corp., Manhattan Associates, Inc., S1 Corporation, MicroStrategy, Inc., Epicor Software Corporation, Verifone Holdings, Inc., Agilysys, Inc., Ariba, Inc., Kenexa Corporation, Informatica Corporation, i2 Technologies, The Ultimate Software Group, Wild River Systems, SPSS, Inc., MSC Software Corporation, Progress Software Corporation and QAD, Inc.

In considering the relative weight that each element of compensation should have within the total compensation paid to our named executive officers, we have determined that the level of risk should increase with the level of responsibility. For our Chief Executive Officer and Chief Operating Officer, approximately 25% of total compensation will be in the form of base salary, 20% in the form of short-term cash incentives and 55% in the form of long-term equity incentives. For our Chief Financial Officer and Chief Technology Officer, approximately 40% of total compensation will be in the form of base salary, 25% in the form of short-term cash incentives and 35% in the form of long-term equity incentives.

Cash Compensation

Base Salary

Our base salaries are designed to attract and retain high-performing executives. The base salary recommendations for our named executive officers are based on benchmark data from similar size companies in our industry and in our peer group, a review of the officers’ total compensation packages, and an assessment of their past performance and expected future performance. For comparisons to the marketplace, we compare our salaries with the 50th and 75th percentile. We believe that this is appropriate given our strong financial performance over the past few years. The base salaries of our named executive officers are reviewed annually in conjunction with our performance review cycle, which typically occurs during the first quarter of each fiscal year. The primary factor used in determining annual salary adjustments is the officer’s performance; however, the officer’s position in our pay range is also considered. The independent members of our board of directors approved the following base salaries for 2008: John H. Heyman—$475,000; Alon Goren—$300,000; Andrew S. Heyman—$360,000; and Mark E. Haidet—$285,000.

Short-Term Cash Incentives

Our short-term cash incentive plans, or STIPs, are designed to give intensity, focus and discipline to the achievement of specific financial and operating results by basing additional compensation on achieving these results. They also serve to attract, retain and motivate senior management personnel and offer a compelling reward structure for our executive officers. Additionally, we believe that our STIPs provide heightened flexibility to our compensation program, and achieve our objective of differentiating top performers by rewarding them with superior rewards for superior results. For comparisons to the marketplace, we compare our short-term cash incentives with the 50th and 75th percentile.

Our STIPs for our named executive officers are based on the officer’s achievement of certain performance levels, which are primarily tied to measures of company or industry group operating income. Our STIPs are designed with two performance levels: the expected performance level, which we refer to as “Budget,” and the aspirational performance level, which we refer to as “Target.” Budget represents the expected level of achievement and Target represents a higher, more challenging level of achievement. In order for the full potential bonus to be earned, Target must be achieved. Certain portions of the full potential bonus are paid in a proportionate fashion between Budget and Target. For example, if the actual performance level achieved is halfway between Budget and Target, the officer would receive 50% of that portion of the full potential bonus.

Although the basic short-term incentive plan design remained the same between 2006 and 2007, a few changes were made to the named executive officers’ STIPs. Our compensation committee recommended and our board of directors approved an increase in the bonus potentials of our Chief Executive Officer and Chief Technology Officer. In the case of our Chief Executive Officer, the increase was consistent with market data that reflected a bonus potential of 100% of base salary to be common in the 50th percentile. Our compensation committee also wanted to create a compensation structure with more pay at risk. For our Chief Technology Officer, the bonus potential was increased in recognition of his performance and contributions to our success. Additionally, the STIPs of our Chief Executive Officer, Chief Technology Officer and Chief Financial Officer were changed to annual payouts exclusively, which was more consistent with market practices. Our Chief Operating Officer’s STIP was changed to reflect his increased responsibility for all of our industry groups. Additionally, our Chief Financial Officer’s STIP was changed to add other operational objectives as defined by the Chief Executive Officer and to remove an additional bonus that was paid if Target was exceeded. Below are the terms of the STIPs for our named executive officers for the 2007 fiscal year:

•	John H. Heyman – Chief Executive Officer

•	Potential bonus = 100% of 2007 base salary

•	Performance measure = operating income

•	Payout calculation

•	67% paid on Budget

•	33% paid proportionately between Budget and Target

•	Payout timing

•	100% paid annually

•	Alon Goren – Chief Technology Officer

•	Potential bonus = 85% of 2007 base salary

•	Performance measure = operating income

•	Payout calculation

•	67% paid on Budget

•	33% paid proportionately between Budget and Target

•	Payout timing

•	100% paid annually

•	Andrew S. Heyman – Chief Operating Officer

•	Potential bonus = 100% of 2007 base salary

•

Performance measure = contribution margin for all industry groups. Contribution margin is equal to the gross profit of all of our industry groups less the expenses directly related to our industry groups.

•	Payout calculation

•	67% paid on Budget

•	33% paid proportionately between Budget and Target

•	Payout timing

•	20% paid quarterly (no potential to make-up bonus if quarterly goal was missed)

•	80% paid annually

•	Additional bonus in an amount equal to five percent on every dollar above Target

•	Mark E. Haidet – Chief Financial Officer

•	Potential bonus = 60% of 2007 base salary

•	Performance measure = operating income, specified costs as a percent of revenues, and other objectives as defined by our Chief Executive Officer

•	Payout calculation

•	67% paid on Budget

•	33% paid on specified costs as a percent of revenues budget (paid proportionately between Budget and Target) and the achievement of other objectives as defined by our Chief Executive Officer

•	Payout timing

•	100% paid annually

Although the basic short-term incentive plan design remained the same between 2007 and 2008, a few changes were made to the named executive officers’ STIPs. Our compensation committee recommended and our board of directors approved a change in the bonus potentials of our Chief Technology Officer and Chief Financial Officer to 70% of base salary. This change is being made to drive more consistency across the executive team by making the potential bonus for our Chief Technology Officer and Chief Financial Officer consistent with the bonus potential for our Industry Presidents. Additionally, our Chief Operating Officer’s STIP has been changed to be based on operating income, to be paid annually and to remove the additional bonus. The purpose of these changes was to drive consistency and alignment across the executive team and to recognize the influence that our Chief Operating Officer has over expenses within our central groups. Below are the terms of the STIPs for our named executive officers for the 2008 fiscal year:

•	John H. Heyman – Chief Executive Officer

•	Potential bonus = 100% of 2008 base salary

•	Performance measure = operating income

•	Payout calculation

•	67% paid on Budget

•	33% paid proportionately between Budget and Target

•	Payout timing

•	100% paid annually

•	Alon Goren – Chief Technology Officer

•	Potential bonus = 70% of 2008 base salary

•	Performance measure = operating income

•	Payout calculation

•	67% paid on Budget

•	33% paid proportionately between Budget and Target

•	Payout timing

•	100% paid annually

•	Andrew S. Heyman – Chief Operating Officer

•	Potential bonus = 100% of 2008 base salary

•	Performance measure = operating income

•	Payout calculation

•	67% paid on Budget

•	33% paid proportionately between Budget and Target

•	Payout timing

•	100% paid annually

•	Mark E. Haidet – Chief Financial Officer

•	Potential bonus = 70% of 2008 base salary

•	Performance measure = operating income, specified costs as a percent of revenues, and other objectives as defined by our Chief Executive Officer

•	Payout calculation

•	67% paid on Budget

•	33% paid on specified costs as a percent of revenues budget (paid proportionately between Budget and Target) and the achievement of other objectives as defined by our Chief Executive Officer

•	Payout timing

•	100% paid annually

In its discretion, our compensation committee may recommend that our named executive officers receive discretionary bonuses. These discretionary bonuses are designed to reward our named executive officers for above average performance, and are approved by the independent members of our board of directors. Discretionary awards were made to our Chief Executive Officer and Chief Technology Officer for 2006 performance, but no discretionary awards were made for 2007 performance.

The Budgets are aligned with our 12-month operating plan and designed with the expectation that they will likely be achieved by our named executive officers. For the fiscal years ended December 31, 2007 and 2006, each of our named executive officers achieved their Budget.

The Targets are designed to be more difficult for our named executive officers to achieve and in order for the full incentive bonus to be earned, the Target must be achieved. For the fiscal years ended December 31, 2007 and 2006, none of our named executive officers achieved their Target.

All members of senior management, approximately 78 individuals, are eligible to participate in our STIPs. All STIPs are reviewed annually during the first quarter of each fiscal year to ensure that the plans are aligned with our overall financial and operational objectives. In general, the awards are calculated and processed after year-end earnings are released and internal financial reports are published. Discretion cannot be, and has not been, exercised to award payments when relevant quarterly and annual expected performance levels are not achieved by our named executive officers. If a named executive officer’s employment is terminated, all future awards under the STIP are terminated. Our STIPs are “self-funding,” which means that all of the operating income performance levels include the cost of any short-term incentive awards. For additional information on our STIPs, see the “Grants of Plan-Based Awards Table” and the “Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.”

Equity Compensation

Our long-term equity incentive plan is designed to motivate and reward our senior management team for increasing our shareholder value. Generally, we believe that providing our named executive officers with the opportunity to acquire significant stakes in our growth and prosperity through the grants of equity, while maintaining other elements of our compensation programs at conservative levels, will enable us to attract and retain executives with the outstanding management abilities and entrepreneurial spirit that are essential to our ongoing success. Furthermore, we believe this approach to compensation motivates our named executive officers to perform to their full potential and to continue to expand their contributions to us. We believe that dependence on equity for a significant portion of a named executive officer’s compensation more closely aligns such officer’s interests with those of our shareholders, since the ultimate value of such compensation is linked directly to stock price. Our long-term equity incentive plan is aligned with our three-year business strategy, which we believe provides necessary balance to our STIPs, which are aligned with our 12-month operating plan. We have determined that our long-term equity incentive awards should be between the 50th and 75th percentile of the comparative market.

Awards under our 2005 Plan may consist of restricted stock, performance units, stock appreciation rights, incentive stock options, non-qualified stock options, phantom stock or any combination of the foregoing. We believe that the various awards available under the 2005 Plan give us greater flexibility to respond to market-competitive changes in equity compensation practices. Historically, we have utilized non-qualified stock options as our primary equity award under the 2005 Plan; however, we annually consider the use of other equity awards that may provide a more efficient way to deliver the same value with less expense and less dilution. In the fall of 2007, we decided that for the long-term equity compensation to be paid in the 2008 fiscal year, we would utilize restricted stock in addition to non-qualified stock options. There were several reasons for this change, including that the use of restricted stock:

•	has grown in the technology industry over the past few years;

•	results in less dilution since restricted stock requires fewer shares to deliver the same value as a stock option;

•	better balances risks and rewards; and

•	assists in retaining executive officers because it always has value.

However, we also feel that it is important that our named executive officers be rewarded for increasing the value of our common stock and, for this reason, we designed our long-term equity incentive plan such that the named executive officers receive a greater percentage of their awards as non-qualified stock options as compared to other members of our senior management team. For each of our named executive officers, 75% of the award value will be granted in the form of non-qualified stock options and 25% of the award value will be granted in the form of restricted stock. We believe that this reflects the greater ability of our named executive officers to impact our overall performance, and holds them accountable and rewards them for increasing the value of our common stock for our shareholders. The number of shares that corresponds to the total award value for each named executive officer will be based on the average closing price of our common stock for the five business days prior to and including the date of grant.

The 2005 Plan currently authorizes the issuance of up to 2,500,000 shares of our common stock and the maximum that may be granted to any one employee in any calendar year is 250,000 shares. For additional information on the 2005 Plan and information regarding the proposal to increase the authorized shares issuable under the 2005 Plan to 4,500,000, see “Proposal – Approval of Amendment to Amended and Restated 2005 Long-Term Incentive Plan” and “Stock Option Plans – Amended and Restated 2005 Long-Term Incentive Plan.” All employees are eligible to participate in our long-term equity incentive plan, although at this point, we are only utilizing the 2005 Plan to compensate members of our senior management team. Awards to our named executive officers are typically granted annually for the prior year’s performance in conjunction with our performance review cycle. Stock option awards vest annually in three equal increments beginning 12 months from the date of grant, expire five years from the date of grant and have an exercise price equal to the fair market value on the date of grant. The restricted stock awards to be granted in fiscal year 2008 will vest 100% on the third anniversary of the date of grant.

During the 2006 fiscal year, our compensation committee determined awards for our Chief Executive Officer and Chief Technology Officer, and our Chief Executive Officer determined awards for our other named executive officers pursuant to delegated authority in April of 2006. During the 2007 and 2008 fiscal years, our compensation committee recommended, and the independent members of our board of directors approved, awards for all of our named executive officers in March of 2007 and 2008, respectively.

Determining Equity Value for 2006 and 2007

Grants of long-term incentive awards are generally based upon the level of the named executive officer’s position with us and an evaluation of the named executive officer’s performance during the prior fiscal year against our three-year strategic plan objectives. To determine a guideline for the potential number of options awarded to our named executive officers in the 2006 and 2007 fiscal years, we utilized the “targeted value” approach, which directly tied the number of options granted to the expected value of our stock. First, we looked at market data to determine a guideline dollar value for the equity awards. For example, if companies in the 50th to 75th percentile were awarding options worth $10,000, our guideline dollar value for awards was $10,000. Second, we determined the targeted value per share, which is the amount per share by which we expected our stock price to increase over the next three years. The guideline dollar value was then divided by the targeted value per share to determine a guideline for the potential number of options to be awarded. Therefore, if the targeted value per share was $10, the guideline number of options to be issued was 1,000. For the awards granted in April of 2006, the guideline number of options was determined in the last quarter of 2005 and the targeted value per share was proposed by our Chief Financial Officer and approved by our Chief Executive Officer. For the awards granted in March of 2007, the guideline number of options was determined in the last quarter of 2006 and our compensation committee reviewed the targeted value per share that was determined by our Chief Executive Officer and Chief Financial Officer.

To determine whether or not a named executive officer actually received the guideline number of options, we reviewed whether or not the named executive officer achieved certain strategic goals that were set at the beginning of the prior fiscal year. The list of strategic goals is unique for each named executive officer, but typically contains goals related to improving margins, developing strategies, integrating products and strengthening business units. The determination of whether or not such goals had been successfully achieved was a subjective determination made by either our compensation committee, for the Chief Executive Officer and Chief Technology Officer, or by our Chief Executive Officer, for the other named executive officers pursuant to delegated authority. As applicable, our compensation committee and Chief Executive Officer also had discretion in determining the number of options that were received and were not restricted by the guideline number of options calculated using the “targeted value” approach. None of the named executive officers had knowledge of their own guideline number of options, but the officers were aware that their equity compensation was based on their achievement of their strategic goals. Each of the named executive officers may receive less than a guideline number of options based on his performance against strategic goals. For the 2006 fiscal year, one of our named executive officers received a grant higher than the guideline number of options, two of our named executive officers received a grant equal to the guideline number of options and one of our named executive officers received a grant less than the guideline number of options. For the 2007 fiscal year, three of our named executive officers received grants higher than the guideline number of options and one of our named executive officers received a grant equal to the guideline number of options.

Our annual awards of stock options have a five-year term. We believe that this shorter term increases accountability for our named executive officers to deliver shareholder value by limiting the amount of time the named executive officer has to receive actual value from the grant.

Determining Equity Value for 2008

During the 2008 fiscal year, the total desired value of equity, or guideline, paid to each named executive officer was determined through the use of market data from a national industry survey and a study of our peer group. To establish a guideline for our named executive officers, we have reviewed the 50th and 75th percentile data. In determining the number of shares of stock and number of stock options needed to deliver the total desired value of equity, we used the face value for restricted stock and the net present value for non-qualified stock options. Face value was determined based on the average closing price of our common stock for the five business days prior to and including the grant date. This value was divided into the guideline restricted stock value to determine the number of shares. Using an average price over the course of five days is intended to account for any volatility in the price of our common stock. This same average price was used as the starting point for calculating the net present value for the non-qualified stock options. Net present value is a common valuation method and is one of the methodologies used for valuing stock options by the national industry survey that we utilize to help us determine the compensation for our named executive officers. The net present value methodology used in the survey attempts to predict the future spread of an option and discounts it back to present day dollars in order to arrive at a grant date value. In order to achieve this, several assumptions are made by the survey provider to facilitate comparisons across companies, which include the following:

•	holding period (term) of four years, which is consistent with average assumption used for SFAS 123(R) reporting purposes among high-technology and life sciences companies;

•	annualized stock price growth rate of 12%, which is consistent with long-term returns for broad technology indices; and

•	risk-free rate of return of 4.5%.

Using these assumptions, a net present value per share was calculated. This per share value was divided into the guideline to be granted as non-qualified stock options to determine the number of shares to grant. The exercise price was the closing price on the date of grant. The use of the net present value to calculate the number of shares is a change we have implemented for the 2008 fiscal year. Prior to this, we used a targeted value. We decided to begin using net present value instead of targeted value because we believe net present value provides an objective way to estimate the value of an award and facilitates comparisons to market data to determine competitive award levels. Additionally, the targeted value approach overvalued our shares relative to the growth assumptions used in the national industry survey, which resulted in less competitive awards for our named executive officers. As in the past, the named executive officer may receive more or less than the guideline award based on the achievement of strategic objectives. For the 2008 fiscal year, one of our named executive officers received a guideline award, and three received an award below the guideline. In March of 2008, the independent members of our board of directors awarded stock options and shares of restricted common stock to each of our named executive officers under the 2005 Plan as follows: John H. Heyman received 166,174 stock options and 26,634 shares of restricted stock; Alon Goren received 29,081 stock options and 4,661 shares of restricted stock; Andrew S. Heyman received 110,783 options and 17,756 shares of restricted stock; and Mark E. Haidet received 41,544 options and 6,658 shares of restricted stock. The stock options vest annually in three equal increments beginning in March of 2009 and expire in March of 2013, and the shares of restricted stock fully vest in March of 2011.

Senior Executive Change in Control Severance Plan

On May 29, 2008, our board of directors adopted the Senior Executive Change in Control Severance Plan, referred to in this proxy statement as the Severance Plan. The purpose of the Severance Plan is to assure us of the continued dedication, loyalty and service of, and the availability of objective advice and counsel from, our senior executives in the event of a change in control. We believe that the Severance Plan is necessary to maintain stability among our senior executives, and that the terms of the Severance Plan are reasonable based on our review of similar provisions for similar companies. See “Executive Compensation – Senior Executive Change in Control Severance Plan” for a discussion of the terms of the Severance Plan.

Equity Ownership Guidelines

On March 24, 2008, our board of directors approved equity ownership guidelines for our named executive officers, which are as follows: Chief Executive Officer – 5 times base salary; Chief Technology Officer – 4 times base salary; Chief Operating Officer – 3 times base salary; and Chief Financial Officer – 1 times base salary. Unvested shares of restricted stock are counted towards the achievement of these guidelines; while options are not counted until exercised. Our named executive officers will have five years to meet the approved equity ownership guidelines. After the five year grace period, if holdings of any named executive officer fall below the requirements, such named executive officer will not be permitted to sell our shares until the guidelines are met. In its discretion, our board of directors may delay the imposition of the penalty for any named executive officer who does not meet the equity ownership guidelines.

Deductibility of Executive Compensation

As part of its role, our compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, as amended, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. We believe that compensation paid under our incentive plans is generally fully deductible for federal income tax purposes. However, in certain circumstances, our compensation committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Stock-Based Compensation

Beginning January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of SFAS No.123R. Historically, we utilized non-qualified stock options as our primary equity award under our equity incentive plan; however, beginning with the 2008 fiscal year we will also utilize restricted stock.

Compensation Committee Interlocks and Insider Participation

Our compensation committee presently consists of James S. Balloun, J. Alexander Douglas, Jr. and Michael Z. Kay, as Chairman. None of the members of our compensation committee served as our officer or employee or as an officer or employee of any of our subsidiaries during 2007. There were no material transactions between us and any of the members of our compensation committee during 2007.

Summary Compensation Table for Fiscal Years 2006 and 2007

The following table provides certain information for the fiscal years ended December 31, 2006 and 2007 concerning compensation earned for services rendered in all capacities by our principal executive officer, principal financial officer and our two other executive officers during the fiscal years ended December 31, 2006 and 2007.

Name and Principal Position	Year	Salary ($)[1]		Bonus ($)		Stock Awards ($)	Option Awards ($)[2]		Non-Equity Incentive Plan Compensation ($)[3]		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)[4]		Total ($)
(a)	(b)	(c)		(d)		(e)	(f)		(g)		(h)	(i)		(j)

John H. Heyman Chief Executive Officer	2007 2006	$ $	417,308 375,000	$	— 100,000	— —	$ $	330,202 248,030	$ $	339,448 254,447	— —	$ $	7,500 6,404	$ $	1,094,458 983,881

Alon Goren Chairman and Chief Technology Officer	2007 2006	$ $	284,477 275,000	$	— 75,000	— —	$ $	109,099 115,674	$ $	194,300 131,713	— —		— —	$ $	587,876 597,387

Andrew S. Heyman Chief Operating Officer	2007 2006	$ $	321,154 300,000		— —	— —	$ $	301,783 178,300	$ $	303,388 277,762	— —	$ $	7,750 6,264	$ $	934,075 762,326

Mark E. Haidet Chief Financial Officer	2007 2006	$ $	258,431 230,000		— —	— —	$ $	116,238 92,862	$ $	150,331 136,464	— —	$ $	6,875 5,199	$ $	531,875 464,525

[1]	The 2007 base salaries for the named executive officers did not become effective until February of 2007.
[2]

Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Stock-based Compensation Expense” included in our Annual Report on Form 10-K filed on March 5, 2008 for the relevant assumptions used to determine the valuation of our option awards.

[3]	Performance measures were satisfied and cash awards were earned in the 2006 fiscal year and 2007 fiscal year, but paid in the 2007 fiscal year and 2008 fiscal year, respectively.
[4]	Represents our 401(k) Plan matching contributions.

Grants of Plan-Based Awards during Fiscal Year 2007

The following table provides certain information concerning the grants of awards in 2007 to the named executive officers pursuant to plans.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)[2]	Exercise or Base Price of Option Awards ($/Sh)	Full Grant- Date Fair Value ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

John H. Heyman		$284,750	$425,000		—	—	—	—	—	—	—
	3/15/07				—	—	—	—	85,500	$12.27	$387,674

Alon Goren		$162,991	$243,270		—	—	—	—	—	—	—
	3/15/07				—	—	—	—	22,000	$12.27	$99,752

Andrew S. Heyman		$217,750	$325,000		—	—	—	—	—	—	—
	3/15/07				—	—	—	—	90,000	$12.27	$408,078

Mark E. Haidet		$105,967	$158,160		—	—	—	—	—	—	—
	3/15/07				—	—	—	—	30,000	$12.27	$136,026

[1]

The amounts shown represent grants under our 2007 STIPs. The amounts shown in the “threshold” column represent the amounts payable under our STIPs if only the expected performance levels are attained. The amounts shown in the “target” column represent the target potential awards, which are the amounts payable under our STIPs if the aspirational performance levels are obtained. Under our STIPs, there is no maximum possible payout. For additional discussion on our STIPs, see “Compensation Discussion and Analysis – Cash Compensation – Short-Term Cash Incentives.”

[2]	The amounts shown represent grants under our 2005 Plan.

None of our named executive officers has a written employment agreement with us. The independent members of our board of directors approved the following cash compensation for 2007: Alon Goren, Chairman of our board of directors and our Chief Technology Officer, had a base salary of $286,200 with a cash incentive of $194,300; John H. Heyman, our Chief Executive Officer and a director, had a base salary of $425,000 with a cash incentive of $339,448; Mark E. Haidet, our Chief Financial Officer, had a base salary of $263,600 with a cash incentive of $150,331; and Andrew S. Heyman, our Chief Operating Officer, had a base salary of $325,000 with a cash incentive of $303,338. The 2007 base salaries did not become effective until February of 2007; therefore, the amounts actually earned and paid were less than the amounts approved. In the aggregate, the amount of salary and bonus, excluding amounts paid pursuant to our STIPs, represented approximately 42% of total compensation. The cash incentives received by our named executive officers reflect that actual performance for each of them was between the expected performance level and the aspirational performance level. For additional information on the cash incentives paid to our named executive officers, see “Compensation Discussion and Analysis – Cash Compensation – Short-Term Cash Incentives.” The stock options granted to our named executive officers in April of 2006 and March of 2007 were grants under our 2005 Plan. These stock options vest annually in three equal increments beginning in April of 2007 and March of 2008, respectively, and expire in April of 2011 and March of 2012, respectively. For additional information on stock options awards, see “Compensation Discussion and Analysis – Equity Long-Term Compensation.”

Our named executive officers are entitled to all benefits generally made available to our employees, including the eligibility to participate in our 401(k) plan. Our 401(k) plan is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all of our employees, working at least 20 hours per week, and who are at least 21 years of age are eligible to participate on the first of the month following the date they were hired. Our 401(k) plan includes a salary deferral arrangement pursuant to which the participants may contribute, subject to certain Code limitations, a minimum of 1% and a maximum of 80% of their salary on a pre-tax basis (up to $15,500 per year). We may make both matching and additional contributions, subject to certain Code limitations, at the discretion of our board of directors each year. A separate account is maintained for each participant in our 401(k) plan. The portion of a participant’s account attributable to his or her own contributions is 100% vested. Distributions from our 401(k) plan may be made in the form of a lump-sum cash payment or in installment payments. We made the following matching contributions for each of our named executive officers in 2006 and 2007, respectively: (1) $0 and $0 for Alon Goren, Chairman of our board of directors and our Chief Technology Officer; (2) $6,404 and $7,500 for John H. Heyman, our Chief Executive Officer and a director; (3) $5,199 and $6,875 for Mark E. Haidet, our Chief Financial Officer; and (4) $6,264 and $7,750 for Andrew S. Heyman, our Chief Operating Officer.

Stock Option Plans

1995 Stock Option Plan. Our directors and shareholders have approved the 1995 Stock Option Plan, referred to in this proxy statement as the Plan, for employees who are contributing significantly to our business or our subsidiaries as determined by our board of directors or the committee administering the Plan. The Plan provides for the grant of incentive and non-qualified stock options to purchase up to 13,000,000 shares of common stock at the discretion of our board of directors or a committee designated by our board of directors to administer the Plan.

The option exercise price of incentive stock options must be at least 100% (110% in the case of a holder of 10% or more of our common stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the Plan. Incentive stock options granted pursuant to the Plan will expire five to ten years from the date the option is granted. Options granted under the Plan typically vest over a period of three to five years, or based on stock price milestones associated with our strategic plan. As of December 31, 2007 and May 31, 2008, options to purchase 4,140,471 and 3,922,469 shares, respectively, of our common stock were outstanding pursuant to the Plan. The Plan expired on December 20, 2005.

Directors Plan. Our directors and shareholders have approved the Non-Management Directors’ Stock Option Plan, referred to in this proxy statement as the Directors Plan. The purpose of the Directors Plan is to secure for us the benefits of the additional incentive inherent in the ownership of our common stock by our non-employee directors and to help us secure and retain the services of such non-employee directors. The Directors Plan is intended to be a self-governing formula plan. To this end, the Directors Plan requires minimal discretionary action by any administrative body with regard to any transaction under the Directors Plan. Eligible persons under the Directors Plan are our directors who are not our employees or employees of any of our affiliates, referred to herein as outside directors. A maximum of 300,000 shares of common stock has been reserved by us for issuance under the Directors Plan, which number is subject to adjustment in certain circumstances in order to prevent dilution or enlargement. Each outside director is granted an option to purchase 25,000 shares of common stock upon joining our board of directors. Each outside director is also granted an option to purchase 10,000 shares of common stock as of the last business day of each fiscal year. In March of 2006, our board of directors resolved that the year-end grants to our outside directors would be issued from the 2005 Plan. As of December 31, 2007 and May 31, 2008, options to purchase 250,200 and 250,200 shares, respectively, of our common stock were outstanding pursuant to the Directors Plan. The Directors Plan expired on January 20, 2007.

Amended and Restated 2005 Long-Term Incentive Plan. Our directors and shareholders have approved the 2005 Plan. The intent of the 2005 Plan is to replace both the 1995 Plan and the Directors’ Plan and become the only plan for providing equity-based long-term incentive compensation to our directors and employees, other than the Employee Stock Purchase Plan. Options previously granted under the Plan and the Directors’ Plan will remain exercisable in accordance with the terms of the respective plans. The 2005 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and phantom stock. The 2005 Plan currently authorizes the issuance of up to 2,500,000 shares of our common stock and the maximum that may be granted to any one employee in any calendar year is 250,000. No grants may be made under the 2005 Plan subsequent to April 24, 2015. During the fiscal years ended December 31, 2006 and 2007, 733,958 and 755,102 options were issued to employees and directors, respectively. As of December 31, 2007 and May 31, 2008, options to purchase 1,407,252 and 2,097,218 shares, respectively, of our common stock were outstanding pursuant to the 2005 Plan. As of May 31, 2008, we have granted 237,110 shares of restricted stock awards to employees under the 2005 Plan. For additional information on the 2005 Plan and information regarding the proposal to increase the authorized shares issuable under the 2005 Plan, see “Proposal – Approval of Amendment to Amended and Restated 2005 Long-Term Incentive Plan” and “Executive Compensation – Compensation Discussion and Analysis – Equity Compensation.”

The exercise price of stock options granted under the 2005 Plan are determined by our compensation committee, but may not be less than the fair market value per share of our common stock on the date of grant (or in the case of certain incentive options, 110% of fair market value). Stock options may be exercised in whole or in part by the option holder, but in no event later than ten years from the date of the grant, in the case of an incentive stock option, or ten years and six months from the date of grant, in the case of a non-qualified stock option. The purchase price for the shares may be paid in cash, shares of our common stock owned by the participant for more than six months, by withholding shares of common stock issuable upon exercise of the stock option, by offsetting compensation due or accrued for services rendered, by same-day sale commitment, by margin commitment, by a combination of the above or by another method acceptable to our compensation committee, in each case as determined by our compensation committee and as set forth in the applicable award agreement. In the event of a change in control, all stock options outstanding under the 2005 Plan and not previously exercisable will become fully exercisable.

Upon exercise of a stock appreciation right, a participant will be entitled to receive an amount in cash or shares of common stock, or a combination of the foregoing, equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the fair market value of one share of common stock on the date of grant, multiplied by the number of shares in respect of which the stock appreciation right is exercised. In the event of a change in control, all stock appreciation rights outstanding under the 2005 Plan and not previously exercisable or vested will become fully exercisable and vested.

In granting performance units, the compensation committee will determine a performance period of one or more years and will determine the performance objectives for grants of performance units. Performance objectives may vary from participant to participant and between groups of participants, and may be based upon such criteria or combination of factors as the compensation committee may deem appropriate and which are set forth in the 2005 Plan. Performance units may be paid in cash or shares of common stock, or a combination of the foregoing. At the beginning of a performance period, the compensation committee will determine for each participant eligible for performance units the amount of the award (which may be fixed or may vary in accordance with the applicable performance goals) that will be paid as an award if the relevant measure of performance for the performance period is met. In the event of a change in control, the rights to receive any performance units will become fully vested.

Restricted stock granted under the 2005 Plan will be subject to a restriction period commencing on the date of grant of the award and ending on such date or upon such achievement of such performance or other criteria as our compensation committee shall determine. Except as otherwise provided in the 2005 Plan, no shares of restricted stock may be sold, exchanged, transferred or pledged or otherwise disposed of during the restriction period. In the event of a change in control, the restriction period applicable to any restricted stock granted under the 2005 Plan will end, and all shares of restricted stock will become fully vested.

For each share of phantom stock awarded under the 2005 Plan, a participant is entitled to receive an amount in cash and/or shares of common stock equal in value to the fair market value of one share of common stock at the applicable date or upon the occurrence of an applicable event as specified in the applicable award agreement.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information for all equity compensation plans as of May 31, 2008, under which our equity securities were authorized for issuance.

(in thousands, except per share data)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights ( a )	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ( b )	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans ( c )(1)
Equity Compensation Plans
Aproved by Shareholders:
1995 Stock Option Plan	3,922	$9.70	—
1997 Non-Management Directors Stock Option Plan	250	$10.03	—
1998 Employee Stock Purchase Plan	—	—	988
2005 Long-Term Incentive Plan	2,097	$13.15	121
Not approved by shareholders:	—	—	—

Total	6,269	$10.87	1,109

(1)	Excludes securities reflected in column (a).

Stock Options Outstanding

The following table provides a summary of the changes in stock options outstanding under our equity compensation plans during the years ended December 31, 2007 and 2006, and the period ended May 31, 2008.

(in thousands, except per share data)	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2005	6,413	$8.83	5.85
Granted	734	$12.32
Exercised	(674)	$5.60
Forfeited or cancelled	(189)	$11.32

Outstanding at December 31, 2006	6,284	$9.58	4.95	$16,880

Granted	775	$12.74
Exercised	(1,002)	$7.07
Forfeited or cancelled	(259)	$11.66

Outstanding at December 31, 2007	5,798	$10.34	4.01	$42,886

Granted	705	$14.35
Exercised	(195)	$7.63
Forfeited or cancelled	(39)	$11.51

Outstanding at May 31, 2008	6,269	$10.87	3.77	$23,392

Restricted Stock Outstanding

As of May 31, 2008, we granted 237,110 shares of restricted stock awards to employees under the 2005 Plan. These restricted stock awards vest at various terms over a three-year period from the date of grant. The weighted average fair value of restricted stock awards to employees was $14.32 per share.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides certain information concerning the outstanding equity awards for each named executive officer as of December 31, 2007. The number of options held as of December 31, 2007 includes options granted under the Plan and the 2005 Plan.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)	(j)
John H. Heyman	15,000	—		—		$7.2917	4/15/2009	—	—	—	—
	22,500	—		—		$7.000	6/15/2009	—	—	—	—
	59,999	—		—		$22.8333	12/15/2009	—	—	—	—
	70,295	—		—		$5.6300	10/19/2011	—	—	—	—
	40,000	—		—		$6.2000	10/15/2011	—	—	—	—
	117,500	—		—		$9.3300	4/15/2012	—	—	—	—
	40,000	—		—		$6.7500	10/15/2013	—	—	—	—
	100,000	—		50,000	[1]	$4.6600	10/15/2010	—	—	—	—
	33,750	11,250	[2]	—		$4.6600	10/15/2014	—	—	—	—
	20,000	40,000	[3]	—		$13.0000	4/28/2011	—	—	—	—
	—	85,500	[4]	—		$12.2700	3/15/2012	—	—	—	—
Alon Goren	40,000	—		—		$6.2000	10/15/2011	—	—	—	—
	71,010	—		—		$5.6300	10/19/2011	—	—	—	—
	60,000	—		—		$9.3300	4/15/2012	—	—	—	—
	40,000	—		—		$6.7500	10/15/2013	—	—	—	—

[1]	Options vest based on stock price milestones associated with our strategic plan, but no later than October 15, 2009.
[2]	Options became exercisable on May 17, 2008.
[3]	Half of the options became exercisable on April 28, 2008 and half of the options become exercisable on April 28, 2009.
[4]	One third of the options became exercisable on March 15, 2008, and one third of the options become exercisable on each of March 15, 2009 and March 15, 2010.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)	(j)
	20,700	6,900	[1]	—		$4.6600	10/15/2014	—	—	—	—
	33,334	—		16,666	[2]	$4.6600	10/15/2010	—	—	—	—
	6,667	13,333	[3]	—		$13.000	4/28/2011	—	—	—	—
	—	22,000	[4]	—		$12.2700	3/15/2012	—	—	—	—
Andrew S. Heyman	6,750	—		—		$11.9167	2/17/2008	—	—	—	—
	1,251	—		—		$4.2500	7/15/2008	—	—	—	—
	39,806	—		—		$4.5000	1/15/2009	—	—	—	—
	37,500	—		—		$7.2917	4/15/2009	—	—	—	—
	60,000	—		—		$22.8333	12/15/2009	—	—	—	—
	70,308	—		—		$5.6300	10/19/2011	—	—	—	—
	40,000	—		—		$6.2000	10/15/2011	—	—	—	—
	40,000	—		—		$9.3300	4/15/2012	—	—	—	—
	40,000	—		—		$6.7500	10/15/2013	—	—	—	—
	28,470	9,490	[1]	—		$4.1000	5/17/2014	—	—	—	—
	60,000	—		30,000	[2]	$4.6600	10/15/2010	—	—	—	—
	14,534	29,066	[3]	—		$13.0000	4/28/2011	—	—	—	—
	—	90,000	[4]	—		$12.2700	3/15/2012	—	—	—	—
Mark E. Haidet	5,625	—		—		$4.5833	4/15/2008	—	—	—	—
	8,437	—		—		$7.2917	4/15/2009	—	—	—	—
	30,000	—		—		$22.8333	12/15/2009	—	—	—	—
	10,000	—		—		$15.4000	4/16/2011	—	—	—	—
	6,020	—		—		$5.6300	10/19/2011	—	—	—	—
	22,500	—		—		$6.2000	10/15/2011	—	—	—	—
	5,625	—		—		$9.3300	4/15/2012	—	—	—	—

[1]	Options became exercisable on May 17, 2008.
[2]	Options vest based on stock price milestones associated with our strategic plan, but no later than October 15, 2009.
[3]	Half of the options became exercisable on April 28, 2008 and half of the options become exercisable on April 28, 2009.
[4]	One third of the options became exercisable on March 15, 2008, and one third of the options become exercisable on each of March 15, 2009 and March 15, 2010.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)	(j)
	45,000	—		—		$6.7500	10/15/2013	—	—	—	—
	4,777	3,175	[1]	—		$4.1000	5/17/2014	—	—	—	—
	1,875	—		—		$9.3300	4/15/2012	—	—	—	—
	11,748	—		15,000	[2]	$4.6600	10/15/2010	—	—	—	—
	6,000	12,000	[3]	—		$13.000	4/28/2011	—	—	—	—
	—	30,000	[4]	—		$12.2700	3/15/2012	—	—	—	—

[1]	Options became exercisable on May 17, 2008.
[2]	Options vest based on stock price milestones associated with our strategic plan, but no later than October 15, 2009.
[3]	Half of the options became exercisable on April 28, 2008 and half of the options become exercisable on April 28, 2009.
[4]	One third of the options became exercisable on March 15, 2008, and one third of the options become exercisable on each of March 15, 2009 and March 15, 2010.

Option Exercises and Stock Vested during Fiscal Year 2007

The following table provides certain information concerning the option exercises for each named executive officer during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
John H. Heyman	—	—	—	—

Alon Goren	—	—	—	—

Andrew S. Heyman	—	—	—	—

Mark E. Haidet	26,750	$280,823	—	—

Senior Executive Change in Control Severance Plan

Our board of directors has approved and adopted the Severance Plan. Under the Severance Plan, a change in control generally means the following:

•

the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) of ownership of our stock that, together with stock held by such person, constitutes more than 50% of the total fair market value or total voting power of our stock;

•

the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) during the twelve-month period ending on the date of the most recent acquisition by such person of ownership of our stock possessing 35% or more of the total voting power of our stock;

•

the replacement of a majority of the members of our board of directors during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election; or

•

the acquisition by an individual, entity or group (within the meaning of Section 409A of the Code) during the twelve-month period ending on the date of the most recent acquisition by such person of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition.

In the event we terminate a participant’s employment without cause or the participant terminates employment with good reason, on or within twelve months after a change in control, we will (1) pay to the participant a lump sum cash payment equal to the participant’s base salary and projected bonus for the applicable severance period, (2) continue the participant’s health and welfare benefits for a maximum of 18 months, and (3) accelerate the vesting of all equity awards granted to the participant. Upon a change in control, a portion of the severance benefits may be subject to an additional 20% excise tax. The participation agreements entered into between us and the participants will either provide for (1) a gross-up payment to make participants whole for the excise tax on an after-tax basis, or (2) a cutback provision that would reduce severance benefits to one dollar less than the maximum amount that may be paid without triggering the excise tax if the cutback would result in an increase in the net after-tax benefits.

Our board of directors has designated each of our named executive officers and certain other key employees as initial participants in the Severance Plan, and approved the following severance periods for each of our named executive officers: John H. Heyman – two years; Alon Goren – one year; Andrew S. Heyman – one and one-half years; and Mark E. Haidet – one and one-half years. The participation agreements for John H. Heyman, Andrew S. Heyman and Mark E. Haidet provide for gross-up payments and the participation agreement for Alon Goren provides for a cutback provision. Assuming (1) the Severance Plan had been effective on December 31, 2007; (2) a change in control occurred on December 31, 2007; (3) the named executive officers were terminated without cause or terminated employment with good reason; and (4) awards granted to the named executive officers in the last twelve months were not granted in connection with the change in control, the estimated payment amounts would have been as follows: $2,447,259 for John H. Heyman; $960,375 for Andrew S. Heyman; $645,023 for Mark E. Haidet; and $549,768 for Alon Goren.

Prior to receiving any severance benefits, participants will be required to execute a waiver/release of claims. If a participant is a “specified employee” within the meaning of Section 409A of the Code, any payment of “deferred compensation” under Section 409A of the Code will be made within 15 days after the end of the sixth-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of the participant’s estate following his death.

Director Compensation Table

The following table provides certain information concerning compensation for each director during the fiscal year ended December 31, 2007.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James S. Balloun	$33,750	—	$28,545	—	—	—	$62,295
William A. Clement, Jr.	$33,750	—	$49,324	—	—	—	$83,074
J. Alexander Douglas, Jr.	$28,750	—	$28,545	—	—	—	$57,295
Michael Z. Kay	$37,500	—	$28,545	—	—	—	$66,045
Donna A. Lee	$23,750	—	$50,349	—	—	—	$74,099

(1)	Alon Goren and John H. Heyman, both of whom are members of our board of directors, have been omitted from this table since they receive no compensation for serving on our board of directors.
(2)	Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Stock-based Compensation Expense” included in our Annual Report on Form 10-K filed on March 5, 2008 for the relevant assumptions used to determine the valuation of our option awards.
(3)	The grant date fair value of each stock option award to our directors is $43,664. The grant date fair value for the stock options issued to Ms. Lee at the time of her election to our board is $110,214. The options were issued from our 2005 Plan.
(4)	The following are the aggregate number of option awards outstanding that have been granted to each of our director as of December 31, 2007: Mr. Balloun – 93,400; Mr. Clement – 55,000; Mr. Douglas – 88,400; Mr. Kay – 93,400; and Ms. Lee – 35,000.

Discussion of Director Compensation

Our compensation committee reviews director compensation levels and practices periodically, and recommends to the board of directors, from time to time, changes in such compensation levels and practices. A competitive director compensation package is necessary for us in order to attract directors that are qualified and able to devote the necessary amount of time to board duties. In order to attract such directors, our board of directors approved a new director compensation package on May 29, 2008 for the members of the board of directors and its committees. One of our objectives in approving the new director compensation package was to align our director compensation with key principles of our executive compensation strategy: market-based compensation and paying for performance. We determined that for our outside directors our cash and equity compensation should be at or near the 50th percentile of the comparative market.

Under our new director compensation package, each outside director is paid an annual retainer of $35,000. A $15,000 annual retainer is paid to the chairman of the audit committee, a $10,000 annual retainer is paid to the chairman of the compensation committee, and a $5,000 annual retainer is paid to the chairman of any other committee. An annual retainer of $10,000 is paid to each audit committee member other than the chairman and an annual retainer of $5,000 is paid to each compensation committee member other than the chairman. All cash retainers are paid quarterly.

Each of our outside directors will also receive an annual grant of options in an amount equal to a total desired value of $75,000 and an annual grant of restricted common stock in an amount equal to a total desired value of $25,000. The options and restricted stock vest fully on the sixth month anniversary of the date of grant. In addition, all of our new outside directors receive a one-time grant of an option to purchase 25,000 shares of our common stock at an exercise price equal to the fair market value of the stock on the date of grant, which options vest over a period of three years. All options expire, unless previously exercised or terminated, ten years from the date of grant. See “Executive Compensation – Stock Option Plans” for additional information.

On May 29, 2008, our board of directors approved equity ownership guidelines for our outside directors, which require each director to own a minimum of 10,000 shares of our common stock. Our outside directors will have five years to meet the approved equity ownership guidelines. After the five year grace period, if holdings of any outside director fall below the requirements, such director will not be permitted to sell our shares until the guidelines are met. In its discretion, our board of directors may delay the imposition of the penalty for any director who does not meet the equity ownership guidelines.

COMPENSATION COMMITTEE REPORT

Our compensation committee is responsible for: (1) setting our compensation philosophy and policies; (2) review and approval of pay recommendations for our executive officers; and (3) initiation of all compensation actions for our Chief Executive Officer. Our compensation committee operates pursuant to a written charter adopted by our board of directors.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with our management. Based upon such review and discussion, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Michael Z. Kay, Chairman

James S. Balloun

J. Alexander Douglas, Jr.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC, is available to shareholders who make written request to our Investor Relations Department, 3925 Brookside Parkway, Alpharetta, Georgia 30022. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement and proxy for our 2009 annual meeting of shareholders, shareholder proposals must be submitted in writing to our Investor Relations Department, 3925 Brookside Parkway, Alpharetta, GA 30022 and received at this address by December 29, 2008. If we receive notice after March 13, 2009 of a shareholder’s intent to present a proposal at our 2009 annual meeting of shareholders, we will have the right to exercise discretionary voting authority with respect to any such proposal if presented at the 2009 annual meeting.

OTHER MATTERS

Our board of directors knows of no other matters to be brought before the special meeting. However, if other matters should come before the special meeting it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment of what is in our best interest.

APPENDIX A

AMENDMENT TO RADIANT SYSTEMS, INC.

AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN

Radiant Systems, Inc., a Georgia corporation (the “Company”), hereby amends (the “Amendment”) the Radiant Systems, Inc. Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”), originally effective April 25, 2005, as set forth herein.

1. Background Information. The Company established the Plan effective as of April 25, 2005, and amended and restated the Plan effective as of July 14, 2008. Section 9.2 of the Plan provides that the board of directors of the Company may at any time amend the Plan; provided, however, that no amendment shall, without shareholder approval, increase the total number of shares which may be issued or delivered under the Plan. The Company wishes to amend the Plan as set forth in this Amendment to increase the total number of shares that may be issued or delivered under the Plan. The Company will submit this Amendment for approval by the requisite vote of shareholders of the Company entitled to vote thereon at the special meeting of shareholders to be held on October 1, 2008.

2. Amendment to Section 2.3 – Shares Available under the Plan. The first sentence in Section 2.3 is amended in its entirety to read as follows:

“Section 2.3 Shares Available under the Plan. Subject to adjustment as set forth in Section 2.6, the maximum number of shares of the Company’s common stock that may be issued or delivered and as to which Awards may be granted under the Plan shall be 4,500,000.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed on this 14th day of July, 2008.

Radiant Systems, Inc.

By:
Mark E. Haidet
Chief Financial Officer
(Principal Financial and Accounting Officer)

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RADSY1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

Vote on Proposal		For	Against	Abstain

(1)	To approve an amendment to the Company’s Amended and Restated 2005 Long-Term Incentive Plan to increase the number of shares of common stock available for issuance under such plan from 2,500,000 to 4,500,000 as set forth in Appendix A to the proxy statement.	☐	☐	☐

(2)	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE ABOVE PROPOSAL AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Please sign and date this Proxy exactly as name(s) appears on the mailing label. When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In case of joint tenants, each joint owner must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

RADIANT SYSTEMS, INC.

3925 Brookside Parkway

Alpharetta, Georgia 30022

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

THE SPECIAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints John H. Heyman and Alon Goren, or either of them, with power of substitution to each, as proxies of the undersigned to vote the common stock of the undersigned at the special meeting of shareholders of RADIANT SYSTEMS, INC. to be held on October 1, 2008 at 10:00 a.m. at the offices of Radiant Systems, Inc. at the address shown above.

PLEASE COMPLETE THE REVERSE SIDE OF THIS PROXY AND RETURN THIS PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.